Exhibit 21

SUBSIDIARIES OF TEMPORARY FINANCIAL SERVICES, INC.


The Company has one wholly owned subsidiary, Temps Unlimited, Inc., and Temps Unlimited, Inc. has two wholly owned Limited Liability Companies, Temps Unlimited of Minnisota, LLC and Temps Unlimited of Nebraska, LLC.






















































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